EXHIBIT 99.1

                        STRATEGIC CAPITAL RESOURCES, INC.
                         1ST QUARTER FISCAL 2003 RESULTS

Strategic Capital Resources, Inc. (OTCBB-SCPI) today reported a net income for its fiscal first quarter 2003 of $ 218,127 or $2.76 per share (diluted), on revenues of $12,881,836 compared to net income of $444,549 or $5.43 per share (diluted) on revenues of $4,952,308 for the first quarter of fiscal 2002 for the period ended September 30.

This represents a 160% increase in revenues and 52% decrease in net income for the quarter ended September 30, 2002 versus September 30, 2001.

The increase in revenue was due to the sale of residential real estate leases totaling $10.2 million for the period compared to $2.1 million for the same period in the prior year.

The decrease in net income was attributable to a $250,000 impairment charge occurring in the quarter ended September 30, 2002.

The company's principal operations consist of the following business lines:

        1.   The purchase and leaseback of fully furnished model homes.

        2.   The acquisition, development and sale of residential real estate.

        3. The purchase and leaseback of multi-family residential/commercial real estate.

                             "Safe Harbor Statement"

Except for the historical information contained herein, certain matters discussed in this press release are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, including but not limited to changes in competition, environmental factors, and governmental regulations affecting the company's operations. See the company's latest Annual Report on Form 10-K for the year and Form 10-Q/A filed with the SEC for a discussion of these and other risks and uncertainties applicable to the company's business.

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                        STRATEGIC CAPITAL RESOURCES, INC.
                              Select Financial Data
                 Amount in thousands (except per share amounts)


                                                   Three Months Ended
                                                     September 30,
                                               -------------------------
                                                   2002            2001

Revenues                                       $  12,882       $   4,952
Costs & Expenses                                  12,249           4,318
Impairment charge                                    250               0
Operating Income before income taxes                 383             634
Income tax expense                                   165             190
Net income                                           218             444
Preferred Stock Distributions                          5              15
Income applicable to Common Shareholders             213             429
Weighted average shares outstanding                   77              79
Earnings per share - Basic                     $    2.76       $    5.56
Earnings per share - Diluted                   $    2.76       $    5.43


Net investment in direct financing leases:

         Model Homes                           $  16,005       $  31,130
         Residential Real Estate               $  57,132       $  56,369
         Multi-family Residential              $  10,228       $  10,228
Total revenue producing assets                 $  83,365       $  97,727
Total Assets                                   $  86,060       $ 100,129
Shareholders' Equity                           $   8,744       $   8,867

Contact:

         Strategic Capital Resources, Inc., Boca Raton
         Cary Greenberg, CFO, 561-558-0165
         caryg@strcap.com


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